                                                                     EXHIBIT 4.7

                            STOCK PURCHASE AGREEMENT

            This Stock Purchase Agreement (this "Agreement") is made as of this 21st day of December 2001, among Microsoft Corporation, a Washington corporation ("Microsoft"), Microsoft AVN Holdings, Inc., a [Washington] Corporation ("Holdings") and Accenture Ltd, an exempted company limited by shares registered in Bermuda ("Accenture").

            WHEREAS, Accenture wishes to purchase and Microsoft and Holdings are willing to sell 8,271,768 shares of Series A Preferred Stock, par value $.0001 per share (the "Avanade Series A Preferred"), of Avanade, Inc. (the "Company") for which Holdings is the record and beneficial owner (the "Purchase Shares"); and

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Purchase and Sale.

            1.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Holdings will sell to Accenture, and Accenture will purchase from Holdings, at the Closing (as hereinafter defined) the Purchase Shares, at a per share purchase price of $3.79 per share of Avanade Series A Preferred for an aggregate purchase price of $31,350,000 (the "Purchase Price").

            1.2. Purchase Price. The Purchase Price will be satisfied by Accenture issuing to Microsoft a number of Class A common shares, par value $0.0000225 per share, of Accenture ("Accenture Class A Common") having an aggregate per share value equal to the Purchase Price. The per share value of the Accenture Class A Common for purposes of determining the number of shares to be delivered in satisfaction of the Purchase Price shall be the average of the closing sales price of Accenture Class A Common on the New York Stock Exchange Composite Transactions Tape (as reported by The Wall Street Journal, or, if not reported thereby, as reported by any other authoritative source) on each of the fifteen consecutive trading days immediately prior to the date of this Agreement. The Accenture Class A Common delivered to Microsoft hereunder in satisfaction of the Purchase Price are collectively referred to herein as the "Accenture Shares".

            1.3. Closing. The closing of the sale and purchase of the Purchase Shares shall take place at 9:00 a.m. (Pacific time) on December 31, 2001 at the offices of Simpson Thacher & Bartlett, 3330 Hillview Avenue, Palo Alto, California or at such other date, time and place as Microsoft and Accenture shall mutually agree, orally or in writing (which time and place are designated as the "Closing").

            1.4. Closing Deliveries.

            (a) The Second Amended and Restated Contribution and Stockholders Agreement among the Company and certain of its stockholders (the "Contribution Agreement") shall have been executed by each of the parties thereto simultaneously herewith in the form mutually agreed upon by such parties and such agreement shall be in full force and effect;

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                                                                               2

            (b) At or prior to the Closing, Amendment No. 1 to the Alliance Agreement between Microsoft and Accenture LLP shall have been executed by each of the parties thereto in the form mutually agreed upon by such parties;

            (c) At the Closing, Accenture shall deliver to Microsoft a certificate or certificates representing the Accenture Shares duly registered in the name of Microsoft; and

            (d) At the Closing, Holdings shall deliver to Accenture certificates representing the Purchase Shares, duly endorsed in blank for transfer or accompanied by duly executed blank stock powers, together with such other instruments as shall reasonably be required by Accenture to transfer to Accenture (or its designated affiliate) all right, title and interest in and to the Purchase Shares and in each case in form and content reasonably satisfactory to Accenture and its counsel.

      2. Representations and Warranties of Microsoft. Microsoft and Holdings hereby jointly and severally represent and warrant to Accenture that as of the date hereof and as of the Closing:

            2.1. Organization. Each of Microsoft and Holdings is duly incorporated and validly existing under the laws of the State of Washington.

            2.2. Authorization. Each of Microsoft and Holdings has all requisite corporate power and authority to enter into and perform, and has taken all actions necessary to authorize Microsoft and Holdings to enter into and perform, all of its respective obligations under each of the Transaction Documents (as defined below) to which it is a party and to consummate the transactions contemplated thereby. Each Transaction Document that has been executed by Microsoft or Holdings is the legal, valid and binding obligation of Microsoft or Holdings, as the case may be, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity. The "Transaction Documents" shall mean this Agreement and each other document or instrument executed by or on behalf of Microsoft, Holdings, Accenture or the Company in connection with the transactions contemplated hereby or pursuant hereto.

            2.3. Purchased Shares. Holdings owns all of the Purchase Shares, beneficially and of record, free and clear of any mortgages, pledges, charges, liens, security interests, claims, rights of first refusal, options, restrictions, limitations in voting rights, commitments, assessments, or other encumbrances of any kind (collectively, "Liens") (other than any Liens arising pursuant to this Agreement, the certificate of incorporation of the Company or the Contribution Agreement. Upon satisfaction of the Purchase Price as herein provided, Accenture will acquire good title thereto, free and clear of any Lien (other than any Lien arising pursuant to this Agreement or the Contribution Agreement or created by Accenture). Neither Microsoft nor Holdings is a party to any voting trusts or other agreements, understandings, restrictions or commitments of any kind with respect to the ownership, voting or transfer of the Purchase Shares, other than the Contribution Agreement or as may be imposed under federal or state securities laws.

            2.4. Consents; Nonviolation. The execution and delivery of this Agreement and the consummation by Microsoft and Holdings of the transactions contemplated hereby

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                                                                               3

(including, without limitation, the offer, sale and delivery by Holdings of the Purchase Shares) do not and will not (a) require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with any court or governmental authority, department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Governmental Authority") or any other person, domestic or foreign, (b) violate or conflict with the provisions of the articles of incorporation or bylaws of Microsoft or (c) constitute a default (with or without notice or lapse of time, or both) under, violate or conflict with, or give rise to a right of termination, cancellation or acceleration or to loss of a material benefit under any: statute, law, ordinance, rule, regulation or policy of any federal, state or local Governmental Authority ("Law"); material contract; permit, license, consent, order, certificate, registration, authorization or approval for, or agreement with, any Governmental Authority ("Permit"); or order, judgment, writ, injunction, decree, ruling or decision ("Order"); to which Microsoft or Holdings is a party or by which Microsoft or Holdings or their respective properties are bound or by which the Purchase Shares are bound.

            2.5. Investment. Microsoft acknowledges that this Agreement is being entered into by Accenture in reliance upon Microsoft's representation to Accenture, which by Microsoft's execution of this Agreement Microsoft hereby confirms, that the Accenture Shares to be acquired by Microsoft hereunder will be acquired for investment for Microsoft's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Microsoft has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Microsoft further represents that Microsoft does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Accenture Shares. Microsoft understands that the Accenture Shares to be acquired by Microsoft hereunder are not registered under the Securities Act of 1933, as amended (the "Securities Act") on the ground that the transfer provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act, and that Accenture's reliance on such exemption is predicated on Microsoft's representations set forth herein.

            2.6. Receipt of Information. Microsoft has received all the information Microsoft considers necessary or appropriate for deciding whether to acquire the Accenture Shares. Microsoft has had an opportunity to ask questions and receive answers from Accenture regarding the terms and conditions of the Accenture Class A Common and the assets, business, properties and financial condition of Accenture and to obtain additional information (to the extent Accenture possessed such information) necessary to verify the accuracy of any information furnished to Microsoft or to which Microsoft had access.

            2.7. Accredited Investor; Investment Experience. Microsoft is an accredited investor within the definition of Regulation D of the Securities Act. Microsoft is experienced in evaluating and investing in private placement transactions of securities of companies and acknowledges that Microsoft is able to fend for itself, can bear the economic risk of Microsoft's investment, and has such knowledge and experience in financial and business matters that Microsoft is capable of evaluating the merits and risks of the investment in the Accenture Shares and can afford a complete loss of its investment.

            2.8. Restricted Securities. Microsoft understands that the Accenture Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities

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                                                                               4

Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Accenture Shares or an available exemption from registration under the Securities Act, the Accenture Shares must be held indefinitely. In particular, Microsoft is aware that the Accenture Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Microsoft shall not sell, transfer or otherwise dispose of any Accenture Shares except in a manner fully consistent with its representations contained in this Section 2 and otherwise in full compliance with the terms and conditions of this Agreement, including without limitation Section 4 hereof, and the provisions of applicable law. Microsoft understands that Accenture is under no obligation to register any of the Accenture Shares.

            2.9. No Brokers or Finders. Neither Microsoft, Holdings nor any of their respective affiliates that they control has entered or will enter into any agreement pursuant to which Accenture will be liable, as a result of the transactions contemplated by this Agreement, for any claim of any person for any commission, fee or other compensation as finder or broker.

            2.10. Legends.

            (a) Each certificate or other document evidencing any of the Accenture Shares shall be endorsed with the legends set forth below:

            (i)   The following legend under the Securities Act:

                  "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

            (ii)  The following legend pursuant to this Agreement

                  "THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES. THE ISSUER WILL MAIL A COPY OF THE PURCHASE AGREEMENT TO THE HOLDER WITHOUT CHARGE WITHIN FIVE DAYS AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES."

            (iii) Any other legend imposed or required by Accenture's regulations or applicable state securities or corporations Laws.

            (b) Accenture shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which

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                                                                               5

counsel may be counsel to Accenture) reasonably acceptable to Accenture to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration or qualification of legend.

            (c) Any legend endorsed on an instrument pursuant to applicable state securities Laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by Accenture of an order of the appropriate blue sky authority authorizing such removal.

      3. Representations and Warranties of Accenture. Accenture hereby represents and warrants to Microsoft that as of the date hereof and as of the
Closing:

            3.1. Organization and Authorization. Accenture has been duly continued into Bermuda as an exempted company and is validly existing and in good standing under the laws of Bermuda. Accenture has all requisite corporate power and authority to enter into and perform, and has taken all actions necessary to authorize Accenture to enter into and perform, all of its obligations under each of the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. Each Transaction Document that has been executed by Accenture as of the date hereof is the legal, valid and binding obligation of Accenture, enforceable against Accenture in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity.

            3.2. Accenture Shares. The Accenture Shares, upon issuance to Microsoft in accordance with the terms hereof for the consideration expressed herein, will be duly authorized, validly issued and fully paid, free and clear of all Liens (other than any arising pursuant to this Agreement or the Bye-laws of Accenture, under federal or state securities laws, or created by Microsoft). Upon delivery of the Purchase Shares and the payment pursuant to Section 1.4(b) as herein provided, Microsoft will acquire good title to the Accenture Shares, free and clear of any Lien (other than any Lien arising pursuant to this Agreement or Bye-laws of Accenture, under federal, state or other applicable securities laws, or created by Microsoft).

            3.3. SEC Documents. Accenture has filed all required reports, schedules, forms, statements and other documents required to be filed by Accenture with the Securities and Exchange Commission (the "SEC") since July 20, 2001 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Accenture included in Accenture's prospectus filed pursuant to Rule 424(b) of the Securities Act on July 20, 2001 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as described in writing to Microsoft prior to the date hereof) and fairly present the consolidated financial position of Accenture and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations

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                                                                               6

and cashflows for the periods then ending in accordance with GAAP (subject, in the case of the unaudited statements, to normal year end audit adjustments). Except as set forth in the Filed SEC Documents (as defined below), as of the date hereof, neither Accenture nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Accenture and its consolidated subsidiaries or in the notes thereto and which can reasonably be expected to have a material adverse effect on Accenture and its subsidiaries taken as a whole.

            3.4. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available (either on the EDGAR system or by delivery to Microsoft) prior to the date of this Agreement (the "Filed SEC Documents"), since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been (i) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Accenture's shares, (ii) any sub-division, consolidation or reclassification of any of its shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for its shares, (iii) any damage, destruction or loss of property, whether or not covered by insurance, that has or is likely to have a material adverse effect on Accenture and its subsidiaries taken as a whole, or
(iv) any change in accounting methods, principles or practices by Accenture materially affecting its assets, liabilities, or business, except insofar as may have been required by a change in GAAP.

            3.5. Consents; Nonviolation. The execution and delivery of this Agreement and the consummation by Accenture of the transactions contemplated hereby (including, without limitation, the delivery by Accenture of the Accenture Shares) do not and will not (a) require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with any Governmental Authority or any other person, domestic or foreign (except for the permission of The Bermuda Monetary Authority, which has been obtained), (b) violate or conflict with the provisions of the Memorandum of Continuation or Bye-laws of Accenture or (c) constitute a default (with or without notice or lapse of time, or both) under, violate or conflict with, or give rise to a right of termination, cancellation or acceleration or to loss of a material benefit under any Law, Permit or Order to which Accenture is a party or by which Accenture or its properties are bound or by which the Accenture Shares are bound.

            3.6. Investment. This Agreement is being entered into by Accenture in reliance upon Accenture's representation to Microsoft, which by Accenture's execution of this Agreement Accenture hereby confirms, that the Purchase Shares to be acquired by Accenture hereunder will be acquired for investment for Accenture's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Accenture has no present intention of selling, granting any participation in, or otherwise distributing the same other than to a majority-owned subsidiary thereof. By executing this Agreement, Accenture further represents that Accenture does not have any contract, undertaking, agreement or arrangement with any person other than to a majority-owned subsidiary thereof to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchase Shares. Accenture understands that the Purchase Shares to be acquired by Accenture hereunder are not registered under the Securities Act.

            3.7. Receipt of Information. Accenture has received all the information Accenture considers necessary or appropriate for deciding whether to acquire the Purchase Shares.

            3.8. Accredited Investor; Investment Experience. Accenture is an accredited investor within the definition of Regulation D of the Securities Act. Accenture is experienced in evaluating and investing in private placement transactions of securities of companies and acknowledges that Accenture is able to fend for itself, can bear the economic risk of Accenture's investment, and has such knowledge and experience in financial and business matters that Accenture is capable of evaluating the merits and risks of the investment in the Purchase Shares and can afford a complete loss of its investment. Accenture has not been organized for the purpose of acquiring the Purchase Shares.

            3.9. Restricted Securities. Accenture understands that the Purchase Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchase Shares or an available exemption from registration under the Securities Act, the Purchase Shares must be held indefinitely. In particular, Accenture is aware that the Purchase Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.

            3.10. No Brokers or Finders. Neither Accenture nor any of its affiliates that it controls has entered or will enter into any agreement pursuant to which Microsoft will be liable, as a result of the transactions contemplated by this Agreement, for any claim of any person for any commission, fee or other compensation as finder or broker.

      4. Agreement Relating to Transfer of Accenture Shares. (a) Without in any way limiting the representations set forth in Section 2 above, Microsoft agrees that prior to the five year anniversary of the date of this Agreement it will not, directly or indirectly (including, without limitation, pursuant to any short sale or other hedge arrangement), sell, transfer, pledge or otherwise hypothecate or dispose of all or any portion of Microsoft's legal or beneficial interest in the Accenture Shares. Any sale by Microsoft after such five-year period will be made in compliance with applicable federal and state securities laws. Notwithstanding the foregoing, Microsoft may enter into bona fide transactions that constitute a hedge against changes in the market price of the Accenture Shares; provided that (i) Microsoft maintains record ownership of the Accenture Shares and beneficial ownership of the Accenture Shares for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder and
(ii) any such transaction must be effected in compliance with the Exchange Act and the Securities Act and (iii) for as long as Steven Ballmer is a director of Accenture, Mr. Ballmer will not have or share investment control over the Accenture Shares or any such transactions. Accenture has provided Microsoft a correct and complete copy of the written policies of Accenture referred to in the preceding sentence and agrees to promptly notify Microsoft of any changes in such policies. The restrictions described in this Section 4 shall terminate in the event of a Change of Control of Accenture. For purposes of this Section 4, "Change of Control" shall mean (i) any person or group shall acquire beneficial ownership of shares representing a majority of the outstanding votes entitled to be cast for the election of directors of Accenture (other than any existing affiliate of Accenture or any new holding company in which the shareholders of Accenture immediately prior to the formation of such holding company hold a majority of the voting power

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                                                                               8

of that holding company immediately after its formation); (ii) a sale, lease or other transfer of all or substantially all of the assets of Accenture and its subsidiaries on a consolidated basis to a person or entity other than an affiliate of Accenture; or (iii) any merger or consolidation of Accenture with or into any other corporation or corporations in which the shareholders of Accenture immediately prior to such transaction are not holders of a majority of the voting power of the surviving corporation or acquiring corporation immediately thereafter.

            (b) Microsoft acknowledges that it is aware that the United States securities laws prohibit any person from purchasing or selling securities of Accenture while in possession of material non-public information concerning Accenture that such person received from Accenture.

      5. Miscellaneous.

            5.1. Expenses. Each party shall bear all of its own expenses (including without limitation all counsel's fees and accountant's fees) incurred by such party in connection with the transactions contemplated by this Agreement.

            5.2. Survival. All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement or contained in any certificate delivered pursuant to this Agreement, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party hereto, and shall survive the consummation of the transactions contemplated hereby.

            5.3. Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any rights or obligations hereunder shall be assigned or delegated by either party hereto other than to a majority owned subsidiary without the prior written consent of the other. This Agreement is not intended to confer upon any person or entity other than the parties hereto and their permitted assigns any rights or remedies.

            5.4. Amendment; Waiver. This Agreement may be amended only by a written instrument signed by each of the parties hereto. No provision of this Agreement may be extended or waived orally, but only by a written instrument signed by the party against whom enforcement of such extension or waiver is sought.

            5.5. APPLICABLE LAW. THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE INTERPRETATION, VALIDITY AND PERFORMANCE OF THE TERMS OF THIS AGREEMENT, REGARDLESS OF THE LAW THAT MIGHT BE APPLIED UNDER PRINCIPLES OF CONFLICTS OF LAW.

            5.6. Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given on the date of delivery, if delivered personally or by overnight courier, or five days after mailing, if sent by registered or certified mail (return receipt requested, postage prepaid), to the party to whom it is directed at the following address (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto):

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                                                                               9

      If to Microsoft, to it at the following address:

            One Microsoft Way
            Redmond, Washington 98052
            Attention: John Connors, Chief Financial Officer
            Facsimile: Number Redacted

            with a copy to:

            One Microsoft Way
            Redmond, Washington 98052
            Attention: John Seethoff, Deputy General Counsel, Finance and
                       Operations
            Facsimile: Number Redacted

            and an additional copy to:

            Preston Gates & Ellis LLP
            701 Fifth Avenue, Suite 5000
            Seattle, Washington 98104-7078
            Attention: Christopher H. Cunningham
            Facsimile: Number Redacted

      If to Accenture, to it at the following address:

            Accenture Ltd.
            41 Cedar Howe
            P.O. Box HM1179
            Hamilton, Bermuda HM12
            Attention: Stuart Johnson
            Facsimile: _______________

            with a copy to:

            c/o Accenture LLP
            1661 Page Mill Road
            Palo Alto, California 94304
            Attention: General Counsel
            Facsimile: Number Redacted

            5.7. Integration. This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to their subject matter and supersede all prior agreements and understandings between the parties with respect to their subject matter.

            5.8. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The parties agree to negotiate in good faith to replace any provision so prohibited or invalidated with another provision having the same effect (economically and otherwise) to the extent permitted under applicable law.

            5.9. Headings. The section and other headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

            5.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

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                                                                              11

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                      MICROSOFT CORPORATION

                                      By:_______________________________________
                                         Name:
                                         Title:

                                      ACCENTURE LTD

                                      By:_______________________________________
                                         Name:
                                         Title:

                                      MICROSOFT AVN HOLDINGS, INC.

                                      By:_______________________________________
                                         Name:
                                         Title: